Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

INX INC.,

DANA ZAHKA,

AND ALL OTHER SHAREHOLDERS

OF

SELECT, INC.

dated August 31, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2007 (the “Effective Date”), by and among INX Inc., a Delaware corporation with offices at 6401 Southwest Freeway, Houston, Texas 77074 (“Acquiror”), Dana Zahka (the “Major Shareholder”) and the remaining shareholders as set forth on Schedule 1.0 (together with the Major Shareholder, the “Shareholders”).

RECITALS

A.  Select, Inc., is a Massachusetts corporation with offices at 780 Dedham St., Canton, MA 02021 (the “Target”).

B.  Target has issued and outstanding 112,990 shares, no par value per share, of its common stock (the “Shares”) which constitute all of the outstanding capital stock and voting securities of Target and are all owned by the Shareholders.

C.  Acquiror wishes to acquire Target and wishes to purchase from the Shareholders, and the Shareholders wish to sell to Acquiror, all of the Shares, upon the terms and subject to the conditions set forth herein.

D.  The Board of Directors of Target has determined that it is in the best interests of the Shareholders and Target that the Shareholders sell the Shares to Acquiror.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, Acquiror agrees to purchase from each Shareholder, and each Shareholder agrees to sell, assign, transfer and deliver to Acquiror, all of the Shares set forth opposite such Shareholder’s name on Schedule 1.1 hereto, in each case free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances, for the aggregate purchase price of $8,500,000 (the “Initial Purchase Consideration”).  The Initial Purchase Consideration shall be allocated among the Shareholders, pro rata, based on each Shareholder’s ownership of the Shares and the Acquiror shall pay each Shareholder the portion of the Initial Purchase Consideration set forth opposite such Shareholder’s name on Schedule 1.1 hereto. Each Shareholder’s portion of the Initial Purchase Consideration set forth opposite their respective name on Schedule 1.1 hereto shall be paid by Acquiror to such Shareholder on the Closing Date as follows:

(a)  $6,250,000 of the Initial Purchase Consideration (the “Cash Portion”) shall be paid in cash, by wire transfer, less the Escrow Amount provided for in Section 1.1(b) below), to the Shareholders and each Shareholder will receive the pro rata portion of the Cash Portion of the Initial Purchase Consideration set forth opposite such Shareholder’s name on Schedule 1.1;

(b)  $1,000,000 of the Cash Portion of Initial Purchase Consideration (the “Escrow Amount”) shall be placed in escrow by wire transfer of immediately available funds as provided in Section 1.5 below in order to assure the satisfaction of any obligations of the Shareholders arising under Article VI hereof; and

(c)  236,843 shares of common stock, $0.001 par value per share of Acquiror, or such lesser number of shares as determined in accordance with this Section 1.1(c), (the “Stock Consideration”), shall be issued to the Shareholders in full satisfaction of the remaining portion of the Initial Purchase Consideration and each Shareholder will receive the number of shares of Stock Consideration set forth opposite such Shareholder’s name on Schedule 1.1.

The aggregate number of shares of Stock Consideration shall be determined on the Closing Date and shall be calculated based upon the greater of (A) the average of the closing price per share for the common stock, $0.001 par value per share of Acquiror, as reported by the Nasdaq Stock Exchange (the “NASDAQ”) for the five (5) consecutive trading days ending prior to the second day before the Closing Date and (B) $9.50 per share.

1.2  Contingent Purchase Consideration. As further consideration for the Shares, the Shareholders shall be entitled to receive the following additional amounts of consideration (the “Contingent Purchase Price”) based upon the financial performance of the Acquiror’s business unit that is comprised, after the Closing Date, solely of the Target’s business acquired in pursuant to this Agreement (the “Company Business”):

                                (a)       If beginning on the Closing Date and ending on the date twelve calendar months thereafter (the “First Measurement Period”) Revenue for such period is greater than $44,000,000 and Operating Profit Contribution for such period is greater than or equal to $1,760,000, then Acquiror shall pay the Shareholders additional Contingent Purchase Consideration equal to $600,000 and will pay the Shareholders an additional $50,000 for each $145,000 of Operating Profit Contribution in excess of $1,760,000 of Operating Profit Contribution for such period up to a maximum of $600,000 with aggregate maximum of $1,200,000 in additional Contingent Purchase Consideration for the First Measurement Period.

                (b)       If beginning on the one year anniversary of the Closing Date and ending on the date twelve calendar months thereafter (the “Second Measurement Period”), Revenue for such period is greater than $53,000,000 and Operating Profit Contribution for such period is greater than or equal to $3,710,000, then Acquiror shall pay the Shareholders additional Contingent Purchase Consideration equal to $600,000 and will pay an additional $50,000 for each $150,000 of Operating Profit Contribution in excess of $3,710,000 of Operating Profit Contribution for such period up to a maximum of $600,000 with an aggregate maximum of $1,200,000 in additional Contingent Purchase Consideration for the Second Measurement Period.

               (c)       All Contingent Purchase Consideration shall be calculated and paid to the Shareholders within ninety (90) days of the end of the First Measurement Period and the Second Measurement Period, respectively, in each case in proportion to each Shareholder’s respective pro rata ownership interest of the Shares. In addition, fifty percent (50%) of all Contingent Purchase Consideration shall be paid by the Acquiror to the Shareholders in cash and the remainder shall be paid by the Acquiror to the Shareholders, at the Acquiror’s option, by either cash or the issuance to each Shareholder of such number of shares of Acquiror’s common stock, $0.001 par value per share (the “Contingent Stock Consideration”), determined by dividing fifty percent (50%) of the portion of the Contingent Purchase Consideration payable to such Shareholder by the price of Acquiror’s common stock, $0.001 par value per share (the “Acquiror Common Stock”), using the average closing price per share for the Acquiror Common Stock as reported by the NASDAQ for the five (5) consecutive trading days ending prior to the second day before the date of funding such payment of Contingent Stock Consideration.

1.3  Closing.  The closing of the purchase and sale of the Shares shall take place at the offices of the Acquiror located at 6401 Southwest Freeway, Houston, Texas 77074 on August 31, 2007 (the “Closing Date”), irrespective of where this Agreement is executed by the various parties to the Agreement, and shall be effective as of midnight on August 31, 2007 so long as all of the conditions to closing have been met (the “Closing”).

1.4  Deliveries at the Closing.  At the Closing, each of the Shareholders and Acquiror shall take such actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including, without limitation, those provided for in Article V hereof.

1.5  Escrow.  Notwithstanding any investigation of the business of Target made by or on behalf of Acquiror and in order to assure further satisfaction of any obligations of the Shareholders arising under Article VI hereof, the Escrow Amount shall be delivered by Acquiror directly to Amegy Bank N.A. (the “Escrow Agent”), for deposit in accordance with the terms of the Escrow Agreement to be entered into by and among Acquiror, the Select Shareholders Nominee Trust and the Escrow Agent substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

1.6  No Further Ownership Rights in Shares.  Payment of the Initial Purchase Consideration in respect of the surrender for exchange of the Shares in accordance with the terms of this Agreement shall be deemed to be full satisfaction of the Shareholders’ rights pertaining to such Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

Except as set forth on the Disclosure Schedule attached to this Agreement as Exhibit B (the “Disclosure Schedule”), the Shareholders, jointly and severally, represent and warrant to Acquiror as of the date hereof as follows:

2.1  Organization, Standing and Power.  Target is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts.   Target has no subsidiaries and does not own any equity interest or other voting securities of any other entity.  Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Target.  Target has delivered to Acquiror a true and correct copy of Target’s Articles of Organization and Bylaws or other comparable governing documents, as amended to date.  Target is not in violation of any of the provisions of its Articles of Organization or Bylaws (or other comparable governing documents).

2.2  Authority; No Violations and No Consents.

(a)  Target has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby (the “Ancillary Agreements”) to which Target is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Target is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target.

(b)  Each Shareholder owns, beneficially and of record all of the Shares set forth opposite such Shareholder’s name on Schedule 1.1 hereto.

(c)  This Agreement and each of the Ancillary Agreements to which a Shareholder is a party have been duly executed and delivered by each Shareholder and constitute the legal, valid and binding obligations of each Shareholder, enforceable against each in accordance with their respective terms.  The execution and delivery of this Agreement and each of the Ancillary Agreements to which they are a party by each  Shareholder does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i)  any provision of Target’s Articles of Organization or Bylaws (or other comparable governing documents) or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Shareholder, Target or any of their respective properties or assets.

(d)  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or any Shareholder in connection with the execution and delivery of this Agreement or any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

2.3  Capitalization; Subsidiaries; Title to the Shares.

(a)  The authorized capital stock of Target consists of 150,000 shares of common stock, no par value per share.  The issued and outstanding capital stock of Target consists solely of the Shares.  All outstanding shares of capital stock of Target are duly authorized, validly issued, fully paid and non-assessable and are owned by the Shareholders free and clear of any liens or encumbrances and are not subject to preemptive rights or rights of first refusal.  All outstanding shares of capital stock and other securities of Target were issued in compliance with all applicable laws.

(b)  Except as set forth on Schedule 2.3 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character (i) obligating Target to issue, deliver, sell, repurchase or redeem any shares of capital stock or any other securities of Target; or (ii) obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except for this Agreement, there are no contracts, commitments or agreements of any nature relating to voting, purchase or sale of any of Target’s capital stock, including, without limitation, any commitments to issue voting securities, and no agreements to participate in any income of Target.

(c)  The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction, except for restrictions pursuant to federal securities laws and state “Blue Sky” laws.  Upon delivery of the certificate(s) representing the Shares in accordance with this Agreement, Acquiror will acquire good and marketable title to the Shares, free and clear of all liens, pledges, claims, charges, restrictions or other encumbrances and with no title defects, and will be entitled to all the rights of a holder of such Shares.

2.4  Financial Statements.  Target has delivered to Acquiror its consolidated audited financial statements for the fiscal years ended June 30, 2006 and June 24, 2005 and a draft of the audited financial statement for the fiscal year ended June 29, 2007 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and with each other.  The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal and recurring year-end audit adjustments.

2.5  Absence of Undisclosed Liabilities.  Target has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet included in the latest audited Financial Statements (the “Target Balance Sheet”), (ii) those identified in the footnotes to the Financial Statements, (iii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iv) those incurred in the ordinary course of business since the Target Balance Sheet Date (defined below) and consistent with past practice and (v) those incurred in connection with the execution of this Agreement.

2.6  Accounts Receivable.  All Accounts Receivable shown on the Target Balance Sheet (net of reserves indicated on the Target Balance Sheet) or thereafter acquired until the date hereof (net of reserves accrued in the normal course of business and consistent with past practice) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices.  The net values at which the Accounts Receivable are carried as a whole reflect the accounts receivable valuation policies of Target, which are consistent with its past practice and in accordance with GAAP applied on a consistent basis.  None of the Accounts Receivable is subject to any claim of offset, recoupment, set off, or counterclaim (other than as implied under applicable law or such claims for which Target has accrued reserves in the normal course of business and consistent with past practice), and there are not facts or circumstances (whether asserted or unasserted) that would give rise to any such claim (other than as implied under applicable law or such claims for which Target has accrued reserves in the normal course of business and consistent with past practice).  No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

2.7  Absence of Certain Changes.  Except as set forth on Schedule 2.7 of the Disclosure Schedule, since the date of the latest unaudited Financial Statements (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of any of Target’s assets; (iv) any declaration, setting aside or payment of a dividend or other distribution with respect to any shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock; (v) any material contract entered into by Target or any material amendment or termination of, or default under, any material contract to which Target is a party or by which it, they or any of its or their respective properties is bound; (vi) any amendment or change to the Articles of Organization or Bylaws (or other comparable governing documents) of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to its respective directors or employees; (viii) labor trouble or claim or wrongful discharge or other unlawful labor practice or action; (ix) any commencement or notice or, to Target’s knowledge or any Shareholder’s knowledge, threat of commencement of any lawsuit or proceeding against Target; (x) any acceleration, termination, material modification to, or cancellation of any material agreement, contract, lease, or license to which the Target is a party or by which it is bound; (xi) any grant or imposition of any claim, lien or other encumbrance upon any of Target’s assets, tangible or intangible, (xii) any material damage, destruction, or loss (whether or not covered by insurance) to Target’s assets, tangible or intangible, (xiii) any grant by Target of any license or sublicense of any material rights under or with respect to any of Target’s Intellectual Property; (xiv) notice to the Target of any claim of ownership by a third party of Target’s Intellectual Property or of infringement by Target of any third party’s Intellectual Property rights; or (xv) any negotiation or agreement by Target to do, cause or permit any of the things described in the preceding clauses (i) through (xiv) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.8  Title to Property.  Target has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, tangible and intangible, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which is reflected on the Target Balance Sheet and (iv) liens set forth on Schedule 2.8 of the Disclosure Schedule.  The offices, property and equipment of Target that are used in the operation of its business are in good operating condition and repair, ordinary wear and tear excepted.  All properties used in the operations of Target reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected.  Schedule 2.8 of the Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease.  Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by Target or, to the best knowledge of each Shareholder, the other parties thereto.  All facilities leased or subleased under such leases have received all approvals, to its best knowledge and belief, of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

2.9  Intellectual Property.

(a)  Target is the sole owner of, and of all rights of any nature with respect to the software products set forth on Schedule 2.9(a) of the Disclosure Schedule (including, without limitation, any and all translations or derivatives thereof, the “Software Products”), and is the sole owner of or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in source code and/or object code form), and tangible or intangible proprietary information or material (all of the foregoing, collectively, “Intellectual Property”) that are used or proposed to be used in the business of Target as currently conducted or as proposed to be conducted by Target.  Without limiting the foregoing and except as set forth on Schedule 2.9(a) of the Disclosure Schedule, Target has not (i) licensed any of its Intellectual Property in source code form to any third party or (ii) entered into any exclusive agreements relating to its Intellectual Property with any party.

(b)  Schedule 2.9(b) of the Disclosure Schedule lists (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been acquired, issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which any person is authorized to use any Intellectual Property and (iii) all licenses, sublicenses and other agreements as to which Target is a party and pursuant to which Target is authorized to use any third party patents, trademarks, tradenames, service marks or copyrights, including software (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any product or service of Target.

(c)  Except as set forth on Schedule 2.9(c) of the Disclosure Schedule, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Target or any Intellectual Property right of any third party to the extent licensed by or through Target by any third party, including any employee or former employee of Target.  Target has not entered into any agreement to indemnify any person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders, contracts, consulting agreements and licenses arising in the ordinary course of business, copies of which have been provided to Acquiror.

(d)  Target shall not be, as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements by any Shareholder, or the performance of Shareholders’ obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

(e)  All patents, registered trademarks, service marks and copyrights held by Target are valid and subsisting.  Target (i) has not been sued or named in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or violation of any trade secret or other proprietary right of any third party, (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party or (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(f)  Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of any and all the rights to such contributions that Target does not already own by operation of law.

(g)  Target has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target, on the one hand, and such third party, on the other hand.  All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target, on the one hand, and the owner of such Confidential Information, on the other hand, or is otherwise lawful.

2.10  Interested Party Transactions.  Except as set forth on Schedule 2.10 of the Disclosure Schedule, Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses, in each case in the ordinary course of business consistent with past practice), or any Shareholder, and no such person is indebted to Target.

2.11  Taxes. Target has properly completed and timely filed all Tax Returns required to be filed by Target and has paid all Taxes shown thereon to be due.  Target has provided adequate accruals in accordance with GAAP in its Financial Statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns.  There is (i) no material claim for Taxes that is a lien against the property of Target or is being asserted against Target, other than liens for current Taxes not yet due and payable and (ii) no audit of any Tax Return of Target is being conducted by a Tax Authority. Target is not a party to any tax sharing or tax allocation agreement. Target is in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of any foreign government and the consummation of the transactions contemplated hereby and by the Ancillary Agreements will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.  Target has in its possession receipts for all Taxes paid to Tax Authorities.

2.12  Employment Matters.

(a)  Schedule 2.12 of the Disclosure Schedule lists all the employees of Target and, with respect to each, his/her date of hire, position, duties, salary and all major employment benefits.  No salary, pension or other major employment benefits have been granted to any such person on terms or conditions which are more favorable than those indicated in Schedule 2.12 of the Disclosure Schedule. Except as set forth on Schedule 2.12 of the Disclosure Schedule, Target has no employee benefit plans, programs, policies or agreements, including but not limited to any pension plans, multiemployer plans or 401(k) plans.

(b)  No payments have been made or authorized by Target to its respective employees, officers or directors not dealing at arm’s length. Target has not entered into any agreement, undertaking or commitment with any of the foregoing which is not made in the ordinary course of business, which is not consistent with past practice or which is not normal and usual in the trade.

(c)  Target is in compliance with all laws, regulations, agreements and other commitments of Target, as applicable, with respect to employment practice terms and conditions of employment.  Target is not liable for any damages to any employee, officer or director of Target resulting from the violation of any applicable employment law or agreement.

(d)  Except as set forth on Schedule 2.12(d) of the Disclosure Schedule, there are no outstanding, pending or, to the knowledge of any Shareholder, threatened: (i) claims, disputes or other controversies between Target and any of their respective employees, officers and directors or (ii) unfair labor practice complaints or other complaint or grievances against Target by such persons.

2.13  Inventory; Contracts.  The inventory of Target (i) consists of items which are in all material respects free of any defect, fault, imperfection, impurity or dangerous propensity of any kind, (ii) is of a quality and quantity usable and salable in the ordinary and usual course of business and (iii) is owned by Target.

2.14  Certain Agreements Affected by the Purchase.  Except as set forth on Schedule 2.14 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Ancillary Agreements by Target nor the consummation of the transactions contemplated hereby and thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Target, (ii) materially increase any benefits otherwise payable by Target or (iii) result in the acceleration of the time of payment or vesting of any such benefits.  No payment or benefit which will or may be made by Target to any employee will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

2.15  Insurance.  Target has policies of insurance and bonds listed on Schedule 2.15 of the Disclosure Schedule.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and Target is otherwise in compliance with the terms of such policies and bonds.  Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16    Litigation.  Except as set forth on Schedule 2.16 of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against Target (whether instituted by or on behalf of any customer, employee, vendor, reseller of Target or any other Person), or any of their respective properties or their respective officers or directors (in their capacities as such).  There is no judgment, decree or order against Target or any of their respective properties or directors or officers (in their capacities as such) or any of Target’s customers, that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.  Schedule 2.16 of the Disclosure Schedule lists and describes in reasonable detail all litigation, proceedings and investigations that Target has instituted or that are pending against or with respect to any other person or entity.

2.17  Material Contracts.  Except for the material contracts identified and described in Schedule 2.17 of the Disclosure Schedule (collectively, the “Material Contracts”), Target is not a party to or bound by any material contract, including, without limitation:

(a)       any agreement presently in effect relating to the sale of any securities, assets or business, by merger or otherwise;

(b)  any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(c)  any contract with any person with whom Target does not deal at arm’s length;

(d)  any contract limiting the freedom of Target to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract;

(e)       any distributor, sales, advertising, agency or publishing contract;

(f)        any contract that expires, or may be renewed at the option of any person other than Target so as to expire, more than one year after the date of this Agreement;

(g)  any continuing contract for the purchase of materials, supplies, equipment or services involving, in the case of any such contract, more than $50,000 over the life of the contract;

(h)  any contract for capital expenditures in excess of $50,000 in the aggregate;

(i)        any contract pursuant to which Target is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(j)        any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity;

(k)       any agreement to pay, discharge, settle or otherwise satisfy in an amount in the excess of $50,000 in any one case or $100,000 in the aggregate, any claim asserted or threatened against Target;

(l)        any amendment, modification, or supplement to any of the foregoing; or

(m)      any agreement to do, cause or permit any of the foregoing.

2.18  No Breach of Material Contracts.  Target has provided Acquiror with an accurate and complete copy of each Material Contract and Target has performed all of the obligations required to be performed by it, and is entitled to all benefits, under each of the Material Contracts and, to the best knowledge of the Shareholder, Target is not alleged to be in default under or in respect of any Material Contract.  Each of the Material Contracts is in full force and effect and has not been amended (except as indicated on Schedule 2.18), and there exists no material default or event of default or event, occurrence, condition or act, with respect to Target or, to the best knowledge and belief of Target, with respect to any other party thereto, which, with the giving of notice, the lapse of the time or both, or the happening of any other event or condition, would become a material default or event of default under any Material Contract.  True, correct and complete copies of all Material Contracts have been delivered to Acquiror.

2.19  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Target, or any of its properties or assets which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of any business by Target as currently conducted or as proposed to be conducted by Target.  Except as set forth on Schedule 2.19, Target has not entered into any agreement under which Target is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.20  Governmental Authorizations.  Target has obtained each governmental consent, license, permit, grant, or other authorization of any Governmental Entity that is required for the operation of the business of Target or the holding of any interest in any of its respective assets (the “Target Authorizations”).  All of such Target Authorizations are in full force and effect.

2.21  Compliance with Laws.  Target has complied with all statutes, laws, and ordinances and all rules and regulations of all Governmental Entities, and is not in violation of and has not received any notice of violation with respect to any statute, law or ordinance or any rule or regulation of any Governmental Entity, with respect to the conduct of its business, or the ownership or operation of its business or use of its assets, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target.

2.22  Minute Books.  The minute books of Target made available to Acquiror contain a complete and accurate summary of all meetings of the board of directors and the shareholders of Target and all actions by written consent of the board of directors and the shareholders of Target since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes or consents accurately in all material respects.

2.23  Brokers’ and Finders’ Fees.  Except as set forth on Schedule 2.23 of the Disclosure Schedule, Target has not incurred, nor will Target incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.24  Environmental Matters.

(a)  Hazardous Material.  Except as would not be reasonably likely to result in a Material Adverse Effect on Target, Target is not aware of any underground storage tanks or any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), that are present, as a result of the actions of Target, on any of the properties owned or leased by Target as of the date hereof, including the land and the improvements, ground water and surface water thereof.

(b)  Hazardous Materials Activities.  To the Target’s best knowledge and belief, Target has not transported, stored, used, manufactured, disposed of, released, removed or exposed its employees or others to Hazardous Materials or manufactured any product containing a hazardous Material in violation of any applicable law.

2.25  Representations Complete.  None of the representations or warranties made by Target or the Shareholders herein, in any Ancillary Agreement or in any schedule hereto, or any certificate or other document furnished by Target or the Shareholders pursuant to this Agreement, contains or will contain, at the date hereof or at the Closing Date, any untrue statement of a material fact, or omits or will omit, at the date hereof or at the Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR

Acquiror represents and warrants to Shareholders as follows:

3.1  Organization, Standing and Power.  Acquiror is a corporation duly organized and validly existing under the laws of Delaware.  Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on Acquiror.  Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2  Authority; No Violations and No Consents.

(a)  Acquiror has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreement to which Acquiror is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Acquiror is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror.

(b)  This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by Acquiror and constitute the legal, valid and binding obligations of Acquiror, enforceable against it in accordance with their respective terms.  The execution and delivery of this Agreement and each of the Ancillary Agreements to which it is a party by Acquiror does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i)  any provision of its Certificate of Incorporation or Bylaws or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its properties or assets.

(c)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or in connection with the execution and delivery of this Agreement or any other Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on Acquiror and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

3.3  Purchase Entirely for Own Account.  Acquiror understands that a purchase of the Shares involves substantial risks.  Acquiror is experienced in evaluating and participating in the purchase of securities of companies in a similar stage of development to that of Target and acknowledges that Acquiror is able to fend for itself.  Acquiror has such knowledge and experience in financial and business matters that Acquiror is capable of evaluating the merits and risks of the purchase of the Shares.  Acquiror can bear the economic risk of Acquiror’s purchase of the Shares and is able, without impairing Acquiror’s financial condition, to hold the Shares for an indefinite period of time.

3.4  Investment Experience; Economic Risk. This Agreement is made with Acquiror in reliance upon Acquiror’s representation to the Shareholders, which by Acquiror’s execution of this Agreement Acquiror hereby confirms, that the Shares will be acquired for Acquiror’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Acquiror has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, Acquiror further represents that Acquiror does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.  Acquiror will not sell or otherwise dispose of the Shares (whether pursuant to a liquidating dividend or otherwise) without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and the certificate or certificates representing the Shares may contain a legend to the foregoing effect.  Acquiror understands that it may not sell or otherwise dispose of the Shares in the absence of either a registration statement under the Securities Act or an exemption from the registration provisions of the Securities Act.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1  Public Disclosure.  The parties hereby agree that Acquiror, upon consultation with the Shareholders, shall issue all press releases and otherwise make all public statements and other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and Shareholders shall not issue any such press release or make any such statement or disclosure without the prior written approval of Acquiror, except as may be required by law.

4.2  Consents; Cooperation. Acquiror and the Shareholders shall promptly apply for or otherwise seek, and use their best efforts to obtain, all consents and approvals required to be obtained by them for the consummation of the transactions contemplated hereby and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of their Material Contracts in connection with the transactions contemplated hereby for the assignment thereof or otherwise.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the foregoing.  Acquiror and the Shareholders shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement.  In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or agreement, each of parties hereto shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the acquisition of the Shares or any such other transactions, unless by mutual agreement the parties hereto decide that litigation is not in their respective best interests.  The parties hereto shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of all applicable waiting or notice periods under any and all applicable laws with respect to such transactions as promptly as possible after the execution of this Agreement.

4.3  Best Efforts and Further Assurances.  Each of the parties to this Agreement shall use such party’s best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.4  Legal Requirements.  Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.5  Employment of Major Shareholder.  Upon the Closing Date the Acquiror, or any Affiliate of the Acquiror, and the Major Shareholder shall enter into the employment agreement in for form attached hereto as Exhibit C.

4.6  Non-Compete and Non-Solicitation Covenants of the Major Shareholder.  In consideration for the non-competition, non-solicitation and non-interference covenants of the Major Stockholder contained in this Agreement and in order to induce the Acquiror to enter into this Agreement with the Shareholders, Acquiror shall pay the Major Shareholder $500,000 (the “Non-Competition Consideration”) which shall be in addition to the Major Shareholder’s portion of the Initial Purchase Consideration and the Contingent Purchase Consideration, if any, provided for above. Non-Competition Consideration shall be paid to the Major Stockholder by the Acquiror, or any Subsidiary of the Acquiror, on a monthly basis over two years, commencing on the first full calendar month following the Closing Date.

(a)  Coverage.  Acquiror and the Major Shareholder hereby acknowledge that Acquiror, either directly or indirectly through one or more of its Affiliates, conducts or will conduct Company Activities throughout the Protected Area, and acknowledges that to protect adequately the interest of Acquiror in the operation of each Person through which it will engage in Company Activities after the date of this Agreement, it is essential that any non-compete covenant with respect thereto cover all Company Activities in the Protected Area.

(b)  Non-Competition.  During the Non-Compete Period, the Major Shareholder shall not in any manner, directly or indirectly, engage in or have an equity or profit interest in, or render services to any business that conducts any Company Activities in the Protected Area.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent or prohibit the Major Shareholder from owning up to 5% of a class of equity securities issued by any entity listed on any national securities exchange or inter-dealer quotation system.

(c)  Non-Solicitation.  During the Non-Solicitation Period, the Major Shareholder shall not , in any manner, directly or indirectly:

                                                                 (i)         solicit or attempt to solicit, any business from any customers or prospective customers of Acquiror or any of its Affiliates for purposes of engaging in any Company Activities in any Protected Area;

                                                                 (ii)         recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other person, firm or corporation, any employee of Acquiror or any of its Affiliates; or

     (iii)        interfere with or otherwise attempt to affect Acquiror’s relationship with any employee, customer or vendor of Acquiror or any of its Affiliates.

(d)  Acknowledgment.  The Major Shareholder and Acquiror each acknowledge and agree that the covenants set forth in Article IV are reasonable as to time, scope and territory given Acquiror’s need to protect its trade secrets, Confidential Information and its substantial investment its business, its employees, customers and vendors, particularly given the complexity and competitive nature of Acquiror’s and its Affiliate’s business.  The Major Shareholder and Acquiror further acknowledge that (a) it would be difficult to calculate damages to Acquiror and its Affiliates from any breach of the Major Shareholder’s obligations under Article IV; (b) that injuries to Acquiror and its Affiliates from any such breach would be irreparable and impossible to measure; and (c) that the remedy at law for any breach or threatened breach of the Major Shareholder’s obligations under Article IV of this Agreement would therefore be an inadequate remedy, and accordingly, Acquiror shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its Affiliates have sustained by reason of such breach or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.  The Major Shareholder also acknowledges that she will be subject to separate non-compete and non-solicitation provisions in connection with her employment by Acquiror, or one of its Affiliates, following the Closing.  Accordingly, if the duration or scope of the non-compete or non-solicitation applicable to the Major Shareholder under the terms of the Employment Agreement is for any reason shorter than the duration of the Non-Compete Period or Non-Solicitation Period or narrower in scope than as set forth in this Agreement, the Major Shareholder hereby acknowledges that she shall be subject to the Non-Compete Period and Non-Solicitation Period set forth in this Agreement notwithstanding any of the terms of the Employment Agreement.

4.7  Employees.  Except as provided in Section 4.5 above, Acquiror, and Target after consummation of the purchase of the Shares by Acquiror, shall have no obligation to make any offer of employment to or otherwise engage or continue to employ any person employed by Target.  All employees of Target selected by Acquiror, in its sole discretion, to continue to be employed by Target after the Closing Date shall enter into Acquiror’s standard form of employment agreement with Acquiror or an Affiliate of Acquiror upon terms satisfactory to Acquiror; which agreement shall provide for a minimum base salary, annual performance based bonus, fringe benefits comparable to those of similarly-situated managers of Acquiror and confidentiality, invention assignment, non-competition and non-solicitation covenants.

4.8  Restricted Stock; Lock-Up Agreement.    Each Shareholder hereby acknowledge and agree that all stock of the Acquiror issued under this Agreement, including but not limited to the Stock Consideration and the Contingent Stock Consideration, if any,  to any Shareholder will not be registered under the Securities Act, or under the securities laws of any state and, therefore, cannot be resold, assigned, encumbered or otherwise disposed of unless such shares are subsequently registered under the Securities Act and under the applicable state securities laws or an exemption from such registration is available.  Each Shareholder further acknowledges and agrees that the certificate representing the shares of Acquiror Common Stock shall bear a legend in substantially the following form:

 "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY, IN A FORM AND SUBSTANCE ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT";

Acquiror shall be under no obligation to remove any such legend unless and until such Shareholder or Acquiror obtains a written legal opinion in form and substance reasonably acceptable to Acquiror from counsel acceptable to Acquiror, to the effect that such legend may be removed.  With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission which may at any time permit the sale of the shares of Stock Consideration or Contingent Stock Consideration without registration pursuant to Rule 144 under the Securities Act, Acquiror hereby agrees to use reasonable commercial efforts to (i) obtain from its counsel a written legal opinion to the effect that such legend may be removed, (ii) to cooperate with each Shareholder to provide such information regarding the Acquiror that is necessary for such opinion to be delivered and (iii) to remove such restrictive legend promptly upon each Shareholder’s request, as the case may be, upon compliance with the terms of this Section 4.8.  Acquiror and each Shareholder shall enter into a the lock-up agreement in the form attached hereto as Exhibit D, pursuant to which such Shareholder agrees not to sell any of the shares of Stock Consideration or Contingent Stock Consideration until the date one year after the Closing Date, in the case of the Stock Consideration or, in the case of Contingent Stock Consideration, one year after the date of issuance.

4.9  Confidentiality.  Acquiror, the Target and the Shareholders shall keep confidential the existence of this Agreement, the transactions described herein and all trade secrets and Confidential Information relating to the Acquiror or the Target; provided, however, that the Shareholders may, upon obtaining the prior written consent of Acquiror, disclose the existence of this Agreement and the terms hereof, but solely in the manner and subject to any reasonable restrictions or limitations imposed on such disclosure by Acquiror in connection with granting such prior written consent.  The provisions of this Section 4.9 shall not apply with respect to any information which (a) was already known by one party when such information was received from the other party, (b) was available to the general public at the time of such receipt, (c) subsequently becomes known to the general public through no fault or omission by a party hereto, (d) is subsequently disclosed by a third party which has the bona fide right to make such disclosure, (e) is disclosed by either party in confidence to its professional advisors or by Acquiror to potential lenders and investors who agree to keep such information confidential, (f) is required to be disclosed by law or a governmental agency, including for income tax reporting purposes, or (g) is required to be disclosed in order to enforce this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1  Conditions to Obligations of Each Party.  The respective obligations of each party to this Agreement to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (to the extent permitted by law):

(a)  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the sale of the Shares hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the sale of the Shares hereunder, which makes the consummation of the sale of the Shares hereunder illegal.  In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted;

(b)  Governmental Approval.  Acquiror and Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or required in connection with the transactions contemplated hereby.

5.2  Additional Conditions to Obligations of the Shareholders.  The obligations of the Shareholders to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Shareholders:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions set forth in this Agreement and required to be performed or complied with by it at or prior to the Closing.  For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

(b)  No Proceedings or Litigation.  No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Acquiror or any of its Subsidiaries, associates, officers, managers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, seeking damages in connection with the transactions contemplated hereby;

(c)  Payment of Initial Purchase Consideration.  Acquiror shall have tendered delivery to the Shareholders of the Initial Purchase Consideration and shall have delivered to each Shareholder the Cash Portion of the Initial Purchase Consideration (less the Escrow Amount) and a certificate representing the number of shares of Stock Consideration set forth opposite such Shareholder’s name on Schedule 1.1 hereto; and

(d)  Escrow Agreement.  Acquiror shall have executed and delivered the Escrow Agreement to the Escrow Agent; and

(e)  Employment of Major Shareholder.  Acquiror, or any of its Subsidiaries, shall have executed and delivered to the Major Shareholder the Employment Agreement; and

(f)  Employment of Other Employees.  Acquiror, or any of its Subsidiaries, shall have executed and delivered to each employee of Target (other than the Major Shareholder) that has been extended an offer of employment with Acquiror or a Subsidiary of Acquiror, Acquiror’s standard form of employment agreement, confidentiality agreement and invention assignment agreement and

5.3  Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)  Representations, Warranties and Covenants.  (i) The representations and warranties of the Shareholders in this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms as to materiality shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii)  the Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions set forth in this Agreement and required to be performed or complied with by the Shareholders at or prior to the Closing.  For the purposes of this section and determining whether a provision has been breached in a material respect, any representation or warranty of a party that is qualified by a materiality standard shall be read without regard to any such materiality qualification as if such qualification were not contained herein.

(b)  No Proceedings or Litigation.  No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Target, any Shareholder, Acquiror or any of their subsidiaries, associates, officers, managers or directors, seeking to restrain, prevent, or change the transactions contemplated hereby, questioning the validity or legality of the transactions contemplated hereby, seeking damages in connection with the transactions contemplated hereby or seeking to limit or restrict (i) the conduct or operation of the business of Target or (ii) the use of its Intellectual Property;

(c)  Third Party Consents.  Acquiror shall have been furnished with evidence of the consent or approval of those persons whose consent or approval, if any, shall be necessary for the consummation of or required in connection with the transactions contemplated hereby; and

(d)  Employment of Major Shareholder.  The Major Shareholder shall have executed and delivered to Acquiror, or any of its Subsidiaries, the Employment Agreement; and

(e)  Certificates Evidencing the Shares.  Each Shareholder shall have delivered to Acquiror the certificate(s) representing all of the Shares owned by such Shareholder, duly endorsed in blank for transfer or accompanied by stock powers in proper form duly endorsed in blank; and

(f)  Escrow; Escrow Agreement.  The trustee of the Select Shareholders Nominee Trust shall have executed and delivered the Escrow Agreement to the Escrow Agent and Acquiror shall have deposited the Escrow Amount with the Escrow Agent; and

(g)  Employment of Other Employees.  Each employee of Target (other than the Major Shareholder) that has been extended an offer of employment with Acquiror or a Subsidiary of Acquiror shall each have executed and delivered to Acquiror, or any of its Subsidiaries, Acquiror’s standard form of employment agreement, confidentiality agreement and invention assignment agreement; and

(h)  Legal Opinion of Target’s Counsel.  Acquiror shall have received an opinion of Target’s legal counsel, Laredo & Smith, LLP, in a form acceptable to Acquiror; and

(i)  Resignation of Directors.  The directors of Target in office immediately prior to the Closing shall have tendered their resignations as directors of Target effective as of or prior to the Closing Date.

ARTICLE VI

INDEMNIFICATION

6.1  Survival of Representations and Warranties.  The representations and warranties of the Shareholders in this Agreement or in any Ancillary Agreement shall terminate on the second anniversary of the Closing Date (the “Escrow Termination Date”); provided, however, that (i) the representations and warranties relating to capitalization and title to the Shares set forth in Section 2.3 shall survive the date hereof and continue until the seventh anniversary of the Closing Date; (ii) the representations and warranties relating to Intellectual Property set forth in Section 2.9 shall survive the date hereof and continue until the third anniversary of the Closing Date; (iii) the representations, warranties and covenants relating or pertaining to any Tax set forth in Section 2.11 hereof shall survive until the expiration of all applicable statutes of limitations, or extensions thereof, governing such Tax; and (iv) if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which such claims are based shall continue in effect solely with respect to such claims until final resolution of such claims.  The parties hereby agree that (A) the maximum liability of each Shareholder, other than the Major Shareholder, pursuant to Section 6.2 below shall be limited to such Shareholder’s pro rata portion of the Escrowed Amount, (B) the maximum liability of the Major Shareholder pursuant to Section 6.2 below shall be limited to the Major Shareholder’s pro rata portion of the aggregate amount of the Initial Purchase Consideration and (C) no Shareholder shall be obligated to indemnify any Acquiror Indemnified Person pursuant to Section 6.2 below unless and until the amount of all Losses incurred by the Acquiror Indemnified Persons, taken as a group, exceeds $50,000 in the aggregate, in which event the Shareholders shall indemnify the Acquiror Indemnified Persons for all Losses incurred by them in the aggregate from the first dollar of Losses in accordance with Section 6.2 below.

6.2  Indemnification.

(a)  Subject to the limitations set forth in Section 6.1 above, the Shareholders, jointly and severally, hereby agree to indemnify, defend and hold harmless Acquiror, and its employees, officers, directors and shareholders and Subsidiaries (including Target after the Closing Date) (hereinafter referred to individually as an “Acquiror Indemnified Person” and collectively as “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable legal fees and expenses of investigation and defense), claims, demands, actions, judgments and causes of action (hereinafter individually, a “Loss” and collectively “Losses”) resulting, directly or indirectly, from or in connection with (i) any misrepresentation, or falsity, breach or inaccuracy, or default of or in connection with any of the representations, warranties, covenants and agreements given or made by a Shareholder in this Agreement or  the Ancillary Agreements, (ii) without limiting the generality of the preceding clause (i), any Losses incurred by Target or Acquiror after the Closing Date but prior to the Escrow Termination Date arising solely as the direct result of any intentional or grossly negligent act or omission by a Shareholder or Target that occurred prior to the Closing Date, or (iv) any claims for broker’s or finder’s fees arising out of the transactions contemplated hereby.

(b)       Indemnification Procedure.  Upon receipt by a Shareholder of a certificate signed by any officer of Acquiror (an “Officer's Certificate”):  (i) stating that Acquiror or Target has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the inaccuracy or breach of warranty or covenant to which such item is related, the Shareholders shall have thirty (30) days to object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Acquiror prior to the expiration of such thirty (30) day period.

(c)  Resolution of Conflicts; Arbitration.

                                                                (i)           In the event that the Shareholders shall object in writing to any claim or claims made in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate, the parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.

                                                                (ii)           If no such agreement can be reached after good faith negotiation, either party may demand arbitration of the matter unless the amount of Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to both parties.  In the event that within thirty (30) days after submission of any dispute to arbitration, the parties cannot mutually agree on one arbitrator, the Shareholders and Acquiror shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Notwithstanding anything in this Section 6.2(c) to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments from the Escrow Fund in accordance therewith.

                                                                (iii)           Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any such arbitration shall be held in Houston, Texas, under the rules then in effect of the American Arbitration Association for commercial disputes.  For purposes of this Section 6.2(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the nonprevailing party in the event that the arbitrators award less than the sum of one-half of the disputed amount plus any amounts not in dispute.  The nonprevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including, without limitation, the reasonable attorneys’ fees and costs, incurred by the other party to the arbitration.

(d)       Third-Party Claims.

                                                                (i)           If any third party shall notify Acquiror with respect to any matter (hereinafter referred to as a “Third Party Claim”), which may result in Losses, then Acquiror shall give prompt notice to the Shareholders (and in any event within thirty (30) days) of Acquiror becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based setting forth such material information with respect to the Third Party Claim as is reasonably available to Acquiror; provided, however, that no delay or failure on the part of Acquiror in notifying the Shareholders shall relieve any Shareholder from any obligation hereunder unless the Shareholder is thereby materially prejudiced (and then solely to the extent of such prejudice).  The Shareholders shall not be liable for any attorneys fees or expenses incurred by any Acquiror Indemnified Person prior to Acquiror and its officers, directors and affiliates giving notice to the Shareholders of a Third Party Claim.

                                                                (ii)           In case any Third Party Claim is asserted against Acquiror or Target, and Acquiror notifies the Shareholders thereof pursuant to Section 6.2(d)(i) above, the Shareholders will be entitled, if a majority of such Shareholders so elect by written notice delivered to Acquiror within thirty (30) days after receiving Acquiror’s notice, to assume the sole defense thereof, at the expense of the Shareholders (independent of the Escrow Fund); provided, that (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (B) counsel selected by the Shareholders is reasonably acceptable to Acquiror.  If the Shareholders so assume any such defense, the Shareholders shall conduct the defense of the Third Party Claim actively and diligently. The Shareholders shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Acquiror (which shall not be unreasonably withheld or delayed).

                                                                (iii)           In the event that the Shareholders assumes the defense of the Third Party Claim in accordance with Section 6.2(d)(ii) above, Acquiror may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of Acquiror. Each Acquiror Indemnified Person will cooperate in the Shareholders’ defense of the Third Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Shareholders and material to the claim and will make available all officers, directors and employees reasonably requested by the Shareholders for investigation, depositions and trial.

                                                                (iv)           In the event that the Shareholders fail or elect not to assume the defense of Acquiror against such Third Party Claim, which the Shareholders had the right to assume under Section 6.2(d)(ii) above, (a) Acquiror shall have the right to undertake the defense, (b) no Acquiror Indemnified Person shall compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of a majority of the Shareholders (which shall not be unreasonably withheld or delayed) and (c) the Shareholders may retain separate outside legal counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such outside legal counsel shall be at the expense of the Shareholders. In the event that the Shareholders are not entitled to assume the defense of the Acquiror Indemnified Persons against such Third Party Claim pursuant to Section 6.2(d)(ii) above, Acquiror shall have the right to undertake the defense; provided, however, that no Acquiror Indemnified Person shall consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of a majority of the Shareholders (which shall not be unreasonably withheld or delayed).  In each case, Acquiror shall conduct the defense of the Third Party Claim actively and diligently, and the Shareholders will cooperate with Acquiror in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Acquiror and material to the claim and will make available all individuals reasonably requested by Acquiror for investigation, depositions and trial.

ARTICLE VII

GENERAL PROVISIONS

7.1  Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be given and will be deemed received (i) if delivered by a nationally recognized overnight delivery service, one business day after being deposited with such service, (ii) if mailed (postage prepaid) by registered or certified mail (return receipt requested), three business days after being so mailed or (iii) if sent via facsimile upon confirmation of receipt, to the parties at the following address (or at such other address as a party as shall specify by notice):

(a)  if to Acquiror, to:

INX Inc.
Attn:  James H. Long, Chairman & Chief Executive Officer
6401 Southwest Freeway
Houston, Texas 77074
Telecopy: (713) 795-2307
Email:  jim.long@i-sector.com

With a copy to:
Mayer, Brown, Rowe & Maw LLP
Attn: Robert F. Gray, Jr.
700 Louisiana Street
Suite 3600
Houston, Texas 77002
Telecopy:  (713) 632-1867
Email:  rgray@mayerbrownrowe.com

(b)  if to the Shareholders to:

Select, Inc.
Attn: Ms. Dana Zahka
780 Dedham St.
Canton, MA 02021
Telecopy: 339-502-6650
Email: Dana.Zahka@Select.com

with a copy to:
GML Associates, P.C.
Attn: Gary M. Locarno
400 Commonwealth Ave.
Boston, MA 02215
Telecopy: 617-262-6651
Email: gml@gmlassoc.com

7.2  Expenses.   Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by the Shareholders or Target in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties engaged by the Shareholders or Target (collectively, the “Transaction Expenses”) shall be borne by the Shareholders and shall not be the responsibility of Acquiror or  Target, except as otherwise set forth on Schedule 7.2 of the Disclosure Schedule.

7.3  Remedies.  The Shareholders agree that, in addition to all other remedies to which Acquiror is entitled, Acquiror shall have the right to enforce the terms of this Agreement by a decree of specific performance, provided Acquiror is not in material default hereunder.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.4   Assignment.  This Agreement shall not be assigned by operation of law or otherwise except by merger of Acquiror with and into another person or entity, by transfer by Acquiror to any affiliate or as otherwise specifically provided herein. No assignment of this Agreement will relieve the non-assigning parties of their obligations, responsibilities or liabilities hereunder.

7.5  Amendment; Waiver. This Agreement may not be amended, modified, supplemented or terminated nor shall any waiver be effected except by a writing executed by the parties hereto. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof.  In addition,  no waiver on the part of any party of any right, power or privilege hereunder shall operate as a waiver of  any other right, power or privilege.

7.6  Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Ancillary Agreements and the exhibits and schedules hereto and thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

7.7  Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto.  This Agreement is not made for the benefit of any person not a party hereto, and no other person will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

7.8  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.9  Adverse Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICT OF LAWS.

7.11  Consent to Jurisdiction; Service of Process. The parties hereby irrevocably submit to the exclusive jurisdiction of the federal courts of the United states of America located in Houston, Texas or the courts of the State of Texas located in the City of Houston for the purposes of any action, suit or proceeding arising out of or relating to this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby (any agrees not to commence any action relating hereto or thereto except in such courts). Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such courts.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party.

7.12  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

7.13  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument, each of which may be delivered via facsimile.

ARTICLE VIII

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean the accounts receivable of Target, net of reserves, as reflected on the Financial Statements or on the books and records of Target as of the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-named Person.

“Business Day” means any day except a Saturday, Sunday or a day on which banking institutions in the State of Texas are obligated or permitted by law, regulation or governmental order to close.

“Company Activities” shall mean either (i) designing, installing, servicing or supporting computer data networks and / or IP based live communications systems, including systems such as IP telephony systems, video communications systems or instant messaging systems, and / or data storage systems and / or data security systems, (ii) promoting, marketing or selling computer data network equipment and / or IP based live communications systems such as IP telephony systems, video communications systems or instant messaging systems and / or data storage systems and / or data security systems, (iii) designing, implementing, promoting, marketing or selling software applications for IP telephony and / or computer telephony applications and / or data storage systems and / or data security systems, or (iv) engaging in any other business activities which are conducted, offered or provided by Acquiror or any Affiliate of Acquiror at any time during the 12-month period prior to the date of this Agreement.

 “GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“knowledge” means (i) with respect to any natural person, the actual knowledge, after due and diligent inquiry, of such person or (ii) with respect to any corporation or other entity, the actual knowledge of such party’s officers, directors and other managers (and in the case of Target, the actual knowledge of Target’s officers and directors), provided that such persons shall have made due and diligent inquiry of those employees of such party whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented.

“material” with respect to any entity or group of entities means any event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of such entity and its subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean any event, change or effect that is materially adverse to the current business, financial condition or assets of the Target and its Subsidiaries taken as a whole.

“Non-Compete Period” shall mean a period of five (5) years following the Closing Date.

“Non-Solicitation Period” shall mean a period of five (5) years following the Closing Date.

 “Operating Profit Contribution” means the operating profit contribution attributable to the Company Business (as defined in Section 1.2) before any allocation of the Acquiror’s corporate-level operations and administrative expenses, all as determined by the Acquiror using its normal accounting methodologies and processes, and in accordance with GAAP.

“Person” shall mean any individual, corporation, association, partnership, joint ventures, trust, estate, limited liability company, limited liability partnership, Governmental Authority or other entity or organization.

“Protected Area” shall mean any state in the United States in which Acquiror or Target, or any Affiliate of either of them, conducted Company Activities at any time during the 12-month period immediately preceding the Closing Date.

“Revenue” shall mean the net revenue, calculated in accordance with GAAP, attributable to the Target’s Company Business (as defined in Section 1.2).

“Select Shareholders Nominee Trust” means the trust created for the benefit of the Shareholders pursuant to that certain Declaration of Trust, dated August 14, 2007, among Dana Zahka, as Trustee, and each of the Shareholders.

 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, profits, license, withholding, payroll, employment, excise, severance, stamp, premium, property, or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in Section 2.11(i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in Sections 2.11(i) and (ii) as a result of any express or implied obligation to indemnify any other person or as a result of being a successor or transferee of any person.

“Tax Return” shall mean any return, statement, report or form (including, without limitation, estimated Tax Returns and reports, withholding Tax Returns and reports and information reports and returns) required to be filed with respect to Taxes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Acquiror and each Shareholder have caused this Agreement to be executed and delivered all as of the date first above written.

INX INC.

/s/ James H. Long
James H. Long
Chairman and Chief Executive Officer

SHAREHOLDERS:

/s/ Dana Zahka
Dana Zahka, individually

Ann M. Norton
Ann M. Norton, Executrix of the Estate of Robert C. Norton

/s/ Phyllis M. King
Phyllis M. King, individually

/s/ Phyllis E. Martin
Phyllis E. Martin, individually

/s/ Cheryl Teebagy
Cheryl Teebagy, individually

/s/ Danielle Dooley
Danielle Dooley, individually

/s/ Christopher Dusio
Christopher Dusio, individually